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The following e-mail was sent to certain shareholders and other contacts of Consolidated-Tomoka Land Co. on April 15, 2017:

Company at the crossroads

[hyperlink included]

(Via New-JournalOnline)

John P. Albright
President & CEO
Consolidated-Tomoka Land Co.
Direct - (386) 944 5628
Cell - (386) 212 3163

Contents of Hyperlink:

Daytona Beach News Journal

April 15, 2017

Clayton Park

DAYTONA BEACH — It depends on who’s doing the talking.

Consolidated-Tomoka Land Co. is either on a roll, with net profits and revenues at record highs. Or the company is under-performing and needs to be liquidated.

Those points of view will be at the heart of what surely will be a contentious annual shareholders meeting when Consolidated-Tomoka investors gather here to elect new board members April 26.

Eleven candidates are vying to fill seven available director seats.

Those candidates include seven current directors seeking reelection, including Consolidated-Tomoka CEO John Albright, and four nominated by the company’s largest shareholder, New Jersey-based Wintergreen Advisers, which owns a 27.2 percent stake.

The candidates seeking reelection are urging shareholders to voice their support for Consolidated-Tomoka’s current direction, which has seen significant increases in both revenues and net income in recent years.

Fueling those increases have been a string of sales of individual portions of the company’s vast real estate holdings in Daytona Beach, including the sites of the Tanger Outlets mall that opened in November and the planned 6,900-home Latitude Margaritaville activity adult community, which recently broke ground on LPGA Boulevard, just west of Interstate 95.

The four board candidates nominated by Wintergreen — David Winters, the investment adviser firm’s managing member, Liz Cohernour, the firm’s chief operating officer, and two Wintergreen consultants, Evan Ho and Edward Pollock — are advocating a dramatic change in direction that could include the ouster of Albright as CEO and possibly the sale or liquidation of the company.

A chief reason for change, according to an April 12 letter sent by Wintergreen to Consolidated-Tomoka shareholders, is the company’s languishing stock price, which has produced a negative return on investment since Jan. 1, 2015, when it opened at $55.80 a share.

CTO shares closed at $53.23 a share on Thursday.

But even with the recent dip, the company’s stock price remains nearly double the $28.90 per share value it had when Albright became CEO in August 2011.

The company last year saw its net earnings per share rise to an all-time high of $2.86 a share and its revenues climb to $71 million, also believed to be a record.

Albright said this year’s annual shareholders meeting could be the most pivotal moment in Consolidated-Tomoka’s 107-year history.

Cohernour, in a recent phone interview, didn’t disagree.

“It’s a situation where we’ve got two very different slates of candidates running,” she said. “We’re hearing from a number of shareholders who are very pleased that we’re running and are very disappointed in the company’s performance the past two years.”

Cohernour said she, Winters, and their two consultants believe with Daytona Beach’s improving economy and rebounding real estate market that Consolidated-Tomoka should be performing at an even higher level than it currently is.

She noted, as one example of the company’s missteps, its recent decision to spend $1.5 million to buy the two money-losing golf courses at LPGA International from the City of Daytona Beach.

“We like Daytona Beach, but it’s not understandable why this is a good deal for CTO shareholders,” Cohernour said. “The past couple of years they’ve (Consolidated-Tomoka) really lost their way.”

Wintergreen in the fall of 2015 began pushing for the hiring of an independent firm that could evaluate the best ways to maximize shareholder value, including the possible sale of the company or liquidation of its assets.

Consolidated-Tomoka proceeded to employ consultants with Deutsche Bank to conduct a study that concluded the best option was for the company to stick with its present business strategy as the potential offers it received were insufficient.

Cohernour was sharply critical of the findings of that report. And while Consolidated-Tomoka’s revenues have risen to record highs, thanks in large part to the flurry of real estate sales it has made in Daytona Beach, Cohernour said, “This company routinely reduces the price of land it sells and never says why.”

Consolidated-Tomoka in recent months has taken the unusual steps of issuing letters to shareholders asking them to reject Wintergreen’s slate of board candidates.

“They (Wintergreen) are going for the whole control of the board and company,” said Albright, who characterized it as a takeover attempt that would not result in compensation to other Consolidated-Tomoka shareholders.

“Our relationship with Wintergreen was fine from 2011 until November 2015 when David and Liz starting running into trouble with (their investments in) Coca-Cola and Warren Buffett and the depletion of their fund,” Albright said.

Buffett, the billionaire investor, in a March 2015 interview on CNBC, criticized Winters as running a fund “that has under-performed by every measure from inception.”

Those voicing support for reelecting Albright and the other current board members, include company shareholder J. Hyatt Brown, the chairman of Brown & Brown Inc., and independent proxy advisory firms Glass Lewis & Co. and Institutional Shareholder Services.

Also weighing in on the side of Albright is Margarita Holdings, the company partnering with Minto Communities to develop Latitude Margaritaville in Daytona Beach.

“Latitude Margaritaville is a defining moment for Margaritaville Holdings and could not have been possible without the management team at Consolidated-Tomoka,” wrote Jim Wiseman, president of development for

Margaritaville Holdings. “Mr. Albright was instrumental in bringing Margaritaville and Minto Communities together to create this exciting relationship.”

Cohernour said while she and Winters have been sharply critical of Albright, it’s not a given he would be fired if Wintergreen were to gain control.

“I think he (Albright) needs direction from a strong board, and I think that can benefit all shareholders,” she said.

Albright isn’t buying it. “It’s silly for them to say they haven’t made up their mind about me,” he said. “On an earnings call (with stock analysts last year), he (Winters) suggested that I step down.”

But that’s not why shareholders should reject Wintergreen’s candidates, according to Albright, who said, “It’s obvious there’s no experience, no plan and a bad track record.”

The annual shareholders meeting at the clubhouse at LPGA International is open only to Consolidated-Tomoka shareholders.